Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Reports Third Quarter 2015 Financial Results

Highlights –

•	Completed first shipment of LuViva® Advanced Cervical Scans for the $14 million Turkish Ministry of Health order
•	Scheduled November 30 meeting with the FDA for the LuViva PMA application
•	Q4 revenue of $700,00 projected

Norcross, GA - November 12, 2015 - Guided Therapeutics, Inc. (OTCQB: GTHP), the maker of a rapid and painless testing platform based on its patented biophotonic technology, announced today that it reported third quarter financial results for the period ended September 30, 2015.

Guided Therapeutics reported $94,000 in revenue for the three months ended September 30, 2015, compared to $262,000 for the same period in 2014. This decrease was primarily the result of lower shipments of 6 units of LuViva and 160 single-use disposables, compared to 13 units and 5,380 disposables shipped in the same period of 2014.

Reflecting Company-wide expense reduction and cost savings efforts, total operating expenses were approximately $1,710,000 in the third quarter of 2015, compared to $2,439,000 for the same period in 2014; a reduction of approximately 30%. Included in the cost of goods sold for the quarter was approximately $111,000 of overhead variance. The Company reported a net loss attributable to shareholders of $2.7 million for the three months ended September 30, 2015, versus a net loss of $3.0 million for the same period in 2014, primarily driven by the lower revenue.

In July 2015, the Company’s Turkish distributor signed a four-year deal to sell $10 million of LuViva devices and single-use-disposables to the Turkish Ministry of Health and has already expanded this order to $14 million. The contract, currently for 450 devices and 450,000 disposables, runs through 2018. Initial shipments of 21 units and 40,000 disposables are scheduled for the remainder of 2015. As a result, the Company has pre-reported expected revenue of $1.1 million for 2015, with approximately $700,000 expected in the fourth quarter ending December 31, 2015.

“Our third quarter 2015 results mask the strong momentum that we are seeing in our underlying business, illustrated by the commitment we have in Turkey and the opportunity we have in several other developing markets. Along with our Turkish distributor, we invested considerable time and effort to pursue the market opportunity in Turkey and believe our success there underscores the overall prospects for the LuViva in a national cervical cancer screening program, with nearest-term prospects in three targeted countries with large screening populations: Indonesia, Kenya and Bangladesh, which have a combined screening population of 150 million women,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics.

“Moreover, with the contracted revenue from the 2016 Turkish Ministry order alone expected to be about $4.4 million, about four times larger than revenue for all of 2015, we continue to work toward our goal of cash flow breakeven and generating cash from operations to reinvest in our future,” Mr. Cartwright said.

“With regard to the FDA, we are meeting with the agency to agree on specifics of additional patient data to be submitted. We recently changed the date for our in-person meeting to November 30, 2015 so that we could have two well-respected physicians there to support our application,” Mr. Cartwright said.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in Thousands)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014	2015	2014
REVENUE:
Sales – devices and disposables	$94	$262	$323	$586
Cost of goods sold	230	260	544	723
Gross profit (loss)	(136)	2	(221)	(137)

Contract and grant revenue	8	22	33	52

COSTS AND EXPENSES:
Research and development	413	892	1,090	2,122
Sales and marketing	187	135	542	762
General and administrative	1,110	1,412	2,863	3,551
Total	1,710	2,439	4,495	6,435

Operating loss	(1,838)	(2,415)	(4,683)	(6,520)

OTHER INCOME AND (EXPENSES)

Other income	10	9	69	14
Changes in fair value of warrants	41	(195)	710	266
Interest expense	(404)	(371)	(1,240)	(445)

Other income and (expenses)	(353)	(557)	(461)	(165)

LOSS BEFORE INCOME TAXES	(2,191)	(2,972)	(5,144)	(6,685)

PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	(2,191)	(2,972)	(5,144)	(6,685)

PREFERRED STOCK DIVIDENDS AND DEEMED DIVIDENDS	(545)	(39)	(1,871)	(128)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLERS	(2,736)	$(3,011)	$(7,015)	$(6,813)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
	$(0.02)	$(0.04)	$(0.06)	$(0.09)

WEIGHTED AVERAGE SHARES OUTSTANDING	124,809	77,651	109,902	74,052

The Company has scheduled a conference call for Friday, November 13, 2015 at 11:00 A.M. Eastern Time (ET) to review the results.

Conference call information:

Date: Friday, November 13, 2015
Time: 11:00 A.M. Eastern Time (ET)
Dial in Number for U.S. & Canadian Callers: 877-269-7756
Dial in Number for International Callers (Outside of the U.S. & Canada): 201-689-7817

Participating on the call will be Guided Therapeutics’ Chief Executive Officer Gene Cartwright and Controller Charles Rufai, who will discuss operational and financial highlights for the third quarter of 2015.

To join the live conference call, please dial the above referenced telephone numbers five to ten minutes prior to the scheduled call time. A live webcast and archive of the call will also be available on the Guided Therapeutics website at: www.guidedinc.com/investors or http://public.viavid.com/index.php?id=117162.

A replay will be available for seven days beginning on November 13, 2015, at approximately 1:00 P.M. ET. To access the replay, please dial 877-660-6853 in the U.S. and 201-612-7415 for international callers. The conference ID# is 13624457.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings.

Investor and Media Relations Contact:

Robert Haag

Managing Partner

IRTH Communications

GTHP@irthcommunications.com

866-976-4784

Bill Wells

Guided Therapeutics

770-242-8723

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